Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 14, 2008, relating to the consolidated financial statements of Reddy Ice Holdings, Inc., and the effectiveness of Reddy Ice Holdings, Inc.’s internal control over financial reporting, appearing in or incorporated by reference in the Annual Report on Form 10-K of Reddy Ice Holdings, Inc. for the year ended December 31, 2007.

/s/ Delloitte & Touche LLP
Dallas, Texas
May 6, 2008